UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14a
(RULE 14a-101)

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NATUS MEDICAL INCORPORATED
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On June 11, 2018, Natus Medical Incorporated (“Natus”) issued the following press release:

Natus Medical Comments on ISS Report

Board Urges Shareholders to Vote on the WHITE Proxy Card FOR the Election of Doris Engibous and Robert Weiss

ISS Agrees Shareholders Should NOT Vote for Removal of Chairman Robert Gunst

PLEASANTON, Calif. - June 11, 2017 - Natus Medical Incorporated (NASDAQ: BABY) (“Natus”) today issued the following statement in response to a report from Institutional Shareholder Services (“ISS”) regarding the proposals to be voted upon at the Company’s Annual Meeting of Stockholders to be held on June 22, 2018.1

Voce Capital is attempting to take control of your company by seeking fully half of the six seats on the Natus Board of Directors. Voce has actively targeted a fourth director, Natus Chief Executive Officer, Jim Hawkins as well.

ISS’ flawed recommendation contradicts its own analysis and fails to evaluate the impact it will have on Natus’ ability to successfully execute moving forward

By failing to recommend shareholders vote on the WHITE proxy card FOR the election of Doris Engibous and Robert Weiss, ISS has, in our view misguidedly, put its weight behind a hedge fund that is attempting to take control of your company while offering only a “starter kit” of a plan. ISS noted:

“… ISS' analytical framework requires dissidents seeking board control to present a well-reasoned and detailed business plan. The dissident itself calls its plan a "starter kit" for Natus's board, implying that the dissident does not intend for its suggestions to be considered as a detailed business plan. ISS agrees that the dissident's suggestions are not a thorough business plan; as such, ISS cannot recommend that shareholders vote for all of the dissident's nominees.”

With this in mind, Natus strongly believes that ISS reached the wrong conclusion. Natus is executing a proven strategy to create value for shareholders. Since Chief Executive Officer Jim Hawkins and directors Doris Engibous and Robert Gunst joined the Company, the Board and management team have grown the market capitalization of the company over 15 times by continuing to focus on a strategy of growth, innovation and allocating capital to the highest value opportunities for shareholders.2 Our results prove that this strategy is working in delivering value for you, Natus’ shareholders.

Natus has demonstrated a commitment to Board refreshment in order to continue to maximize value for shareholders

The Company believes it has the right Board to execute its proven strategy. The Natus Board comprises six highly-qualified directors, five of whom are independent. All of Natus’ highly-qualified Board members and director nominees bring significant relevant experience and offer a diverse mix of skills and expertise.

Voce and ISS seem to completely ignore the fact that Natus will have refreshed a third of the company’s Board with the election of nominee Robert Weiss to the Board. Significant Board and management instability is not a recipe for shareholder value creation. To the contrary, it increases the risk that shareholder value is destroyed going forward.

The Natus Board recognizes the importance of having the right mix of skills, expertise and experience and is committed to continuously reviewing its capabilities with ongoing refreshment on behalf of shareholders. In 2016, the Company added Dr. Barbara R. Paul, the former Chief Medical Officer at Community Health Systems, who serves as Chair of the Company’s Nominating and Governance Committee. The Board is also seeking to add Mr. Robert Weiss, who will bring to the Board decades of executive and financial leadership experience in the medical device industry. ISS has inexplicably recommended against Mr. Weiss, despite their own acknowledgement that he possesses impeccable credentials and has already stated an intent to bring a different perspective to your Board and question the status quo. ISS stated:

“New management nominee Weiss, one of two management candidates standing for election at this annual meeting, has substantial industry experience, including as CEO of medical technology company Cooper Companies, which posted strong returns over his tenure, and as an outside director at Accuray. During engagement with ISS, Weiss appeared able to offer a different perspective, specifically citing Cooper's focus on development spending, not research, and its R&D spending/revenue ratio far lower than that of Natus.”

ISS offers a perplexing explanation for recommending against a candidate that is clearly more qualified than any of the dissident nominees. In ISS’ analysis, they state that because Mr. Weiss was originally identified by CEO Hawkins, he should not sit on your Board. Again, this is despite Mr. Weiss’s superior qualifications and clear independence. ISS is setting a dangerous precedent by disqualifying high caliber nominees simply because they were originally identified by management - who in many cases are best positioned to advise the Board of those skill sets and qualifications that will be most helpful for the execution of a company’s strategy.

This is a critical moment for Natus. The Company has developed from a small, single product company into a leader in three major markets - and we see a clear path to the next phase of growth. The Board is executing deliberate refreshment, commits to governance best practices and continues to believe the go-forward growth strategy will succeed in building shareholder value. This thoughtful process is in stark contrast to Voce’s dangerous proposal.

Voce has offered significantly less qualified nominees, one of whom has previously collaborated with Voce in a similar proxy contest

Voce nominee Josh Levine has failed to deliver shareholder value at current and past companies where he has held leadership roles. Levine has been CEO at Accuray since 2012, where the result for shareholders, in ISS’s own words, “has been subpar” - Accuray stock is down 37% since he became CEO.3 His tenure at Mentor was equally disappointing for shareholders. Mr. Levine was appointed CEO at Mentor in 2004 when the stock was at $32.47.4 Over the next 4 ½ years under his leadership, the stock was down ~50% to $16.15 before Mentor announced its sale in December 2008 to Johnson & Johnson for $31.00 per share.5 A negative 5% share price return over Mr. Levine’s tenure at Mentor cannot be classified as a success by any measure. In addition, Mr. Levine’s experience at Immucor was so brief that it is hard to qualify as experience at all. Mr. Levine was appointed CEO near the end of a sale process, with the company announcing the sale only four weeks after he joined. Four months later, Mr. Levine stepped down from his caretaker CEO role. It would be hard to imagine he had any impact at all while at Immucor given his brief tenure.

Finally, Mr. Levine’s past experience with Voce Capital should seriously call into question his “independence” and loyalties. Mr. Levine and activist Voce teamed up previously when Voce was running a campaign against Conmed and Voce nominated Mr. Levine for the Conmed Board, as it has done here.

In regards to Voce’s other nominee, Lisa Wipperman Heine, she has no previous public company C-level experience and has only recently finished her first year on a public company Board. Let her continue to gain additional public company Board experience at Surmodics, while Natus’ more experienced nominees Doris Engibous and Robert Weiss, who have over 40 years of public company Board experience between them, help lead Natus’ Board to success.

Natus shareholders should vote the WHITE card FOR the election of Doris Engibous and Robert Weiss

The Natus Board urges shareholders to vote the WHITE proxy card today FOR the election of Doris Engibous and Robert Weiss. The Natus Board also unanimously recommends that shareholders not vote for the removal of Chairman Robert Gunst.

All shareholders should be aware that any vote for Voce nominees on Voce’s blue proxy card will revoke any previous proxy submitted by a shareholder, including any votes submitted on the Company’s WHITE proxy card FOR any of the Board’s nominees. It is critical that shareholders DO NOT RETURN ANY PROXY CARD SENT BY VOCE, EVEN AS A PROTEST VOTE AGAINST VOCE OR THE VOCE

NOMINEES. The Natus Board strongly urges shareholders to DISCARD all blue proxy cards or other materials sent by Voce.

Natus shareholders are reminded that their vote is important, no matter how many or how few shares they own. If shareholders have questions, or require assistance in voting, please contact Morrow Sodali, by calling toll-free (800) 662-5200, or via e-mail BABY@morrowsodali.com.

Fenwick & West LLP is serving as legal counsel to Natus.

About Natus Medical Incorporated
Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, neurosurgery, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These statements relate to our current estimates and assumptions and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, our ability to successfully integrate and achieve our profitability goals from recent acquisitions, the demand for our products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with our, and our commercial partner’s, bringing new products to market, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2017 and its subsequent quarterly reports on Form 10-Q and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Important Additional Information and Where to Find It

Natus has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on May 18, 2018 in connection with the solicitation of proxies for the 2018 Annual Meeting of Stockholders. NATUS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT NATUS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants in Solicitation

Natus, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2018 Annual Meeting of Stockholders. Information regarding the names of Natus’ directors and executive officers and their respective interests in Natus by security holdings or otherwise is set forth in the Proxy Statement. Investors and stockholders may obtain a copy of the definitive proxy statement and other documents filed by Natus free of charge from the SEC’s website, www.sec.gov. Additionally, Natus stockholders may obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request to Natus’ proxy solicitor for the 2018 Annual Meeting of Stockholders, Morrow Sodali, at 800-662-5200 or via email at BABY@morrowsodali.com

Contacts

Natus Medical Incorporated
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer
925-223-6700
InvestorRelations@Natus.com

Joele Frank, Wilkinson Brimmer Katcher
Jim Golden / Tim Lynch / Adam Pollack
212-355-4449

1 Permission to use quotes neither sought nor obtained.
2 Calculated based on Natus’ closing stock prices on 04/12/04 (the last trading day before the announcement of Jim Hawkins’ appointment to CEO) and 06/04/18. Doris Engibous and Robert Gunst became directors effective 05/05/04 and 06/14/04, respectively.
3 Based on Accuray’s closing stock prices on 10/11/12 (the last trading day before the announcement of Josh Levine’s appointment to CEO) and 06/04/18.
4 Based on Mentor’s closing stock price on 05/27/04 (the last trading day before the announcement of Josh Levine’s appointment to CEO).
5 Based on Mentor’s closing stock price on 11/28/08 and the press release with Johnson & Johnson issued on 12/1/08.